                                                                      Exhibit 99(f)

                      System Energy Resources, Inc.
       Computation of Ratios of Earnings to Fixed Charges and
                  Ratios of Earnings to Fixed Charges


                                                                                                    12 months
                                                   1994      1995       1996      1997      1998    Sept 1999
Fixed charges, as defined:
  Total Interest                                  $176,504  $151,512   $143,720  $128,653  $116,060  $143,073
  Interest applicable to rentals                     7,546     6,475      6,223     6,065     5,189    14,379
                                                  -----------------------------------------------------------
Total fixed charges, as defined                   $184,050  $157,987   $149,943  $134,718  $121,249  $157,452
                                                  ===========================================================
Earnings as defined:
  Net Income                                        $5,407   $93,039    $98,668  $102,295  $106,476   $86,196
  Add:
    Provision for income taxes:
      Total                                         36,838    75,493     82,121    74,654    77,263    55,125
    Fixed charges as above                         184,050   157,987    149,943   134,718   121,249   157,452
                                                  -----------------------------------------------------------

Total earnings, as defined                        $226,295  $326,519   $330,732  $311,667  $304,988  $298,773
                                                  ===========================================================

Ratio of earnings to fixed charges, as defined        1.23      2.07       2.21      2.31      2.52      1.90
                                                  ===========================================================



